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                                                  EXHIBIT 11.1
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                              INTERMET CORPORATION

                     COMPUTATION OF EARNINGS PER COMMON SHARE

                       (In thousands, except per share data)

                                 Three months ended    Nine months ended
                                 ------------------    -----------------

                                   Oct 3     Oct 2      Oct 3     Oct 2
                                    1993      1994       1993      1994
                                   -----     -----      -----     -----

Net income (loss)               $(21,268)  $    373   $(19,335)  $ 4,522
                                =========  ========   =========  =======

Weighted average number of
  shares outstanding              24,570     24,595     24,561    24,584
Dilutive effect of
  outstanding options                  -         41          -        80
                                --------   --------    -------    ------

Weighted average number of
  shares and equivalent
  shares outstanding              24,570     24,636     24,561    24,664
                                =========   ========  ========= ========

Earnings (loss) per share       $ ( 0.87)   $  0.02   $ ( 0.79) $   0.18
                                =========   =======   ========= ========
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